Exhibit 99.1

Cabaletta Bio Appoints Global Commercial Leader Shawn Tomasello to Board of Directors

– Ms. Tomasello created and led global commercial and medical affairs functions at Kite Pharma from pre-launch through its acquisition by Gilead Sciences –

PHILADELPHIA, July 24, 2023 – Cabaletta Bio, Inc. (Nasdaq: CABA), a clinical-stage biotechnology company focused on developing and launching the first curative targeted cell therapies for patients with autoimmune diseases, today announced the appointment of Shawn Tomasello to its Board of Directors. Ms. Tomasello has over 35 years of experience in the life sciences industry, including specific expertise in CD19-CAR T therapy, where she most recently served as the Chief Commercial Officer of Kite Pharma, Inc. between 2015 and 2018, leading the worldwide commercialization effort for the CD19-CAR T cell therapy, Yescarta®, and playing a key role in its acquisition by Gilead Sciences, Inc. As part of her appointment to the Board of Directors, Ms. Tomasello will become a member of the Compensation Committee and the newly formed Science & Technology Committee.

“Shawn is a recognized biopharmaceutical leader with a proven track record building large-scale commercial organizations to bring transformative therapies to patients in need, including having overseen the global commercial launch of the leading approved CD19-CAR T cell therapy,” said Steven Nichtberger, M.D., Chief Executive Officer and Co-founder of Cabaletta. “Shawn’s experience in pre-launch planning, scaling and commercializing a CD19-CAR T therapy globally will provide important additional perspective to our Board of Directors as we continue to expand and advance our CABA-201 development program.”

Ms. Tomasello brings over three decades of experience in the life sciences industry and most recently served as the Chief Commercial Officer of Kite Pharma, now part of Gilead Sciences, where she oversaw the global commercialization of Yescarta®, the first approved CAR-T therapy for non-Hodgkin lymphoma. Prior to joining Kite Pharma, she was the Chief Commercial Officer of Pharmacyclics LLC, now part of AbbVie Inc., where she led both commercial and medical affairs. Before that, Ms. Tomasello held senior leadership positions at Celgene Corporation, including President of the Americas, Hematology and Oncology, where she led the company through five successful product launches encompassing 11 indications and played a critical role in acquisitions. Previously, she was National Director of Hematology for Rituxan® at Genentech, Inc. Earlier in her career, Ms. Tomasello held positions at Pfizer Laboratories, Miles Pharmaceuticals, Inc. and Proctor & Gamble Company. She holds an M.B.A. from Murray State University and a B.S. in Marketing from the University of Cincinnati.

“I am excited to join Cabaletta’s Board of Directors and to support the company’s vision to develop and potentially launch the first targeted curative cell therapies for patients with autoimmune diseases,” said Shawn Tomasello. “I look forward to applying my decades of experience building and scaling global commercial organizations in the life sciences industry to bring CABA-201 closer to patients with autoimmune disease and support development of the broader CABA™ platform.”

About Cabaletta Bio

Cabaletta Bio (Nasdaq: CABA) is a clinical-stage biotechnology company focused on the discovery and development of engineered T cell therapies that have the potential to provide a deep and durable, perhaps curative, treatment for patients with autoimmune diseases. The CABA™ platform encompasses two strategies: the CARTA (chimeric antigen receptor T cells for autoimmunity) strategy, with CABA-201, a 4-1BB-containing fully human CD19-CAR T, as the lead product candidate being evaluated in systemic lupus erythematosus and myositis, and the CAART (chimeric autoantibody receptor T cells) strategy, with multiple clinical-stage candidates, including DSG3-CAART for mucosal pemphigus vulgaris and MuSK-CAART for MuSK myasthenia gravis. The expanding CABA™ platform is designed to develop potentially curative therapies that offer deep and durable responses for patients with a broad range of autoimmune diseases. Cabaletta Bio’s headquarters and labs are located in Philadelphia, PA.

Forward-Looking Statements

This press release contains “forward-looking statements” of Cabaletta Bio within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including without limitation, express or implied statements regarding its expectations regarding: Cabaletta Bio’s ability to grow its autoimmune-focused pipeline; its plans around CABA-201, including its expectations for the expansion and advancement of the CABA-201 development program and potential launch of CABA-201; the company’s business plans and objectives, including on a global scale; the potential curative effect of the therapies associated with the CABATM platform; and the anticipated contribution of the members of our board of directors, specifically Ms. Tomasello, and our executives to our operations and progress.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to regulatory filings and potential clearance; the risk that signs of biologic activity or persistence may not inform long-term results; Cabaletta’s ability to demonstrate sufficient evidence of safety, efficacy and tolerability in its preclinical studies and clinical trials of DSG3-CAART, MuSK-CAART and CABA-201; risks related to clinical trial site activation or enrollment rates that are lower than expected; risks related to unexpected safety or efficacy data observed during clinical studies; risks related to volatile market and economic conditions; risks related to the impact of public health epidemics affecting countries or regions in which Cabaletta has operations or does business, such as COVID-19; Cabaletta’s ability to retain and recognize the intended incentives conferred by Orphan Drug Designation and Fast Track Designation for its product candidates, as applicable; risks related to Cabaletta’s ability to protect and maintain its intellectual property position; risks related to fostering and maintaining successful relationships with Cabaletta’s collaboration and manufacturing partners; uncertainties related to the initiation and conduct of studies and other development requirements for its product candidates; the risk that any one or more of Cabaletta’s product candidates will not be successfully developed and/or commercialized; and the risk that the initial or interim results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Cabaletta’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Cabaletta’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in Cabaletta’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Cabaletta undertakes no duty to update this information unless required by law.

Contacts:

Anup Marda

Chief Financial Officer

investors@cabalettabio.com

William Gramig

Stern Investor Relations, Inc.

william.gramig@sternir.com